                                                                 EXHIBIT (E)(5)

                             EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into by and between Telocity, Inc. (the "Company") and Jim Morrissey ("Mr. Morrissey) on September 14, 1999.

     1.  Position and Duties. Mr. Morrissey shall be employed by the Company as
         -------------------
its Executive Vice President and Chief Marketing Officer, reporting only to the Company's Chief Executive Officer (the "CEO") beginning no later than October 1, 1999 (the "Effective Date"). Mr. Morrissey agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include all those duties customarily performed by the Chief Marketing Officer, including but not limited to advertising, public relations, promotional activities, Internet presence, corporate communications, product marketing and packaging, market targeting, and market segmentation, as well as those duties that may be assigned by the CEO from time to time. Mr. Morrissey shall be responsible for retaining and terminating, as necessary, all outside support for the Company's marketing operations including, but not limited to, advertising, sales promotion, media buying and public relations agencies, as well as website design, product packaging design, and market research firms.

     2.  Term of Employment. Mr. Morrissey's employment with the Company will be
         ------------------
for no specified term, and may be terminated by Mr. Morrissey or the Company at any time, for any reason, with or without cause, and neither Mr. Morrissey nor the Company shall have any further obligation or liability whatsoever under this Employment Agreement to the other, except as may be specifically set forth herein.

     3.  Compensation. Mr. Morrissey shall be compensated by the Company for his
         ------------
services as follows:

         3.1 Base Salary. Mr. Morrissey shall be paid a monthly Base Salary of
             -----------
$22,917 per month ($275,000 on an annualized basis), subject to applicable withholding, in accordance with the Company's normal payroll procedures. Mr. Morrissey's salary shall be reviewed on at least an annual basis and may be increased as appropriate. In the event of such an increase, the new amount shall become Mr. Morrissey's Base Salary.

         3.2 Benefits. Mr. Morrissey shall have the right, on the same basis as
             --------
other members of the Company's senior management, to participate in and to receive benefits under any of the Company's employee benefit plans, as such plans may be modified from time to time. By way of description and not limitation, Mr. Morrissey shall be entitled to the benefits afforded to other members of senior management under the Company's Bonus Program, which shall be defined within sixty (60) days of the Effective Date, and its vacation, holiday and business expense reimbursement policies. Mr. Morrissey shall also be entitled to participate in the same option increase evaluation process, if any, afforded to other members of senior management at such time as such process may be undertaken.

          3.3  "Gross-Up Payments". In the event that Mr. Morrissey becomes
                -----------------
entitled to receive a payment pursuant to this Agreement (a "Payment"), and is entitled to a Gross-Up for such Payment pursuant to a specific provision of this Agreement, then no later than the fifth day following the date (the "Payment Date") on which Mr. Morrissey becomes entitled to receive such Payment, the Company shall pay to Mr. Morrissey additional amounts (the "Gross-Up Payments") such that the net amount retained by Mr. Morrissey, after deduction of any Excise Tax (within the meaning of Section 4999 of the Internal Revenue Code, the "Code"), or federal, state or local income tax on the aggregate Payments received (or that Mr. Morrissey has become entitled to receive) as of the Payment Date plus any federal, state or local income tax and any Excise Tax upon the Gross-Up Payments (after taking into account all Gross-Up Payments previously made), shall be equal to the amount Mr. Morrissey is entitled to receive under the definition of such Payment. For the purposes of determining whether any Payment will be subject to Excise Tax and the amount of such Excise Tax, (i) all amounts received or to be received by Mr. Morrissey in connection with a Change of Control (as defined in Section 9.1(a), below) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all excess "parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that in the written opinion of independent tax counsel selected by the Company's independent auditors (the "Tax Counsel") which opinion shall be obtained at the Company's expense, any such payments or benefits (in whole or in part) do not constitute parachute payments or excess parachute payments (in whole or in part), or represent reasonable compensation for personal services to be rendered or actually rendered before the Change of Control in excess of the base amount, within the meaning of Section 280(b)(4)(B) of the Code; and (ii) the value of any non-cash benefit or any deferred cash payment included in the Payments shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of each Gross-Up Payment, Mr. Morrissey shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in effect during the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in effect in the state and locality of Mr. Morrissey's residence on the date of payment, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes, but assuming that Mr. Morrissey has no other deductions or credits available to reduce such taxes.

          3.4  Bonuses. In addition to the Company's Bonus Program, Mr.
               -------
Morrissey shall be entitled to the following additional bonuses.

               (a)  Signing Bonus. Within thirty (30) days of the Effective
                    -------------
Date, the Company will pay Mr. Morrissey a signing bonus in the total amount of $150,000, less applicable withholding. In the event that Mr. Morrissey voluntarily resigns from his employment other than for Good Reason during the first year following the Effective Date, Mr. Morrissey agrees that he shall repay a pro-rata share of the signing bonus based on the time remaining in the first year of service.

               (b)  January 1, 2000 Conditional Bonus. On January 1, 2000,
                    ---------------------------------
provided that certain agreed to objectives have been met and Mr. Morrissey shall have been continuously employed full time with the Company since the Effective Date, he shall be entitled to a bonus in the total amount of $150,000, less applicable withholding. Within sixty (60) days of the

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Effective Date, Mr. Morrissey shall prepare and present to the CEO, for review, a performance bonus plan specifically for the bonus described in this subsection. The CEO and Mr. Morrissey shall then set forth in writing a description of the mutually agreed upon objectives for the bonus.

               (c)  Conditional Bonus at Initial Public Offering or Acquisition.
                    -----------------------------------------------------------
Provided that Mr. Morrissey shall have been continuously employed full time with the Company since the Effective Date and that certain agreed to objectives have been met, upon an initial public offering of the Company's securities, or an acquisition of the Company as set forth in Section 9A(i) of the Agreement, Mr. Morrissey shall be entitled a bonus in the total amount of $150,000, less applicable withholding. Within sixty (60) days of the Effective Date, Mr. Morrissey shall prepare and present to the CEO, for review, a performance bonus plan specifically for the bonus described in this subsection. The CEO and Mr. Morrissey shall then set forth in writing a description of the mutually agreed upon objectives for the bonus.

     4.  Stock Options.  Mr. Morrissey shall be granted the option to purchase
         -------------
400,000 shares of the Company's Common Stock (the "Stock Options"), at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant as determined by the Board in its sole discretion. Such grant and determination shall be made no later than five (5) days after the date on which Mr. Morrissey's employment with the Company commences. To the extent possible, such option will be an incentive stock option. The Stock Options shall vest monthly at the rate of 1/48 per month; however, there shall be a twelve (12) month cliff, upon which the first 1/4 of the Stock Options shall vest. Upon the termination of Mr. Morrissey's employment in accordance with the provisions of Section 10, below, the Stock Options shall vest as described in such provisions. Except as provided in Section 10, below, the Stock Options shall be subject to the terms of the Company's Stock Option Plan and the Company's standard incentive and non-statutory stock option agreements (the "Standard Agreements"), provided pursuant to the Company's Stock Option Plan. Mr. Morrissey will be permitted to exercise the Stock Options in full prior to vesting in the underlying shares, subject to the Company's right to repurchase any unvested shares at Mr. Morrissey's original cost upon his termination of employment, as provided in the Standard Agreements. In addition, the Company shall permit Mr. Morrissey to pay the option exercise price with a full recourse loan (secured by the shares acquired with the loan) at the lowest interest rate available to avoid the imposition of imputed income under the tax laws to assist Mr. Morrissey to exercise the Stock Options. Such loan shall be repayable upon the earliest of: (i) the fifth year anniversary of the Effective Date; (ii) the termination of Mr. Morrissey's employment for any reason; or
(iii) the date twelve (12) months after Mr. Morrissey is first eligible to sell shares of the Company's stock that he holds following an initial public offering of the Company's shares; provided, however, that in the event of Mr. Morrissey's termination without Cause or resignation for Good Reason or termination by reason of death or Disability (as defined below), such loan shall be repayable upon the earlier of the events stated in clauses (i) or (iii) immediately preceding.

         4.1 For purposes of the resale of the underlying shares under the Stock Options, the Company covenants to use its good faith efforts to make available Rule 701 under the Securities Act of 1933, as amended (the "Securities Act"), or to register the shares on Form S-1 or S-3 under the Securities Act (in the case where the Company registers shares for its own account or for others holding registration rights) or on Form S-8 under the Securities Act.

         4.2 In the event that (i) any other employee of Telocity who has been granted stock options is thereafter granted additional stock options; and (ii) such employee is an officer or executive of the Company; and (iii) such employee's employment contract is comparable to Mr. Morrissey's; then (iv) an additional grant of stock options will be made to Mr. Morrissey to accomplish an equal relative increase in Mr. Morrissey's stock options.

     5.  Moving Expenses. The Company shall reimburse Mr. Morrissey for all
         ---------------
actual reasonable moving costs associated with relocating to California from New York, including real estate closing costs, legal fees incurred for the sale of Mr. Morrissey's home, accounting expenses incurred for the sale of Mr. Morrissey's home, and physically moving Mr. Morrissey's family's personal possessions (the "Moving Expenses"). Mr. Morrissey shall be entitled to Gross-Up Payments for the Moving Expenses. In addition, Company shall provide Mr. Morrissey at Company's expense temporary lodging at a mid-priced hotel or apartment for up to ninety (90) days, if necessary for Mr. Morrissey and his spouse, during which Mr. Morrissey will conduct his search for permanent lodging. Company will also provide at its expense, round trip coach airfare and temporary mid-priced lodging in New York for Mr. Morrissey and his spouse, as may be reasonably necessary to facilitate Mr. Morrissey's sale of his residence in New York and other matters relating to the relocation.

     6.  Housing Loan. Beginning on October 1, 1999 and continuing for twenty-
         ------------
four (24) months, provided that Mr. Morrissey is continuously employed as an Officer of the Company, the Company shall make a loan each month to Mr. Morrissey in the principal amount of Twenty Thousand Dollars ($20,000) at no interest (the foregoing, the "Housing Loan"). On October 1, 2001, the following actions shall be taken:

         6.1 If on October 1, 2001, shares of the Company's Common Stock are publicly tradable and the stock issuable to Mr. Morrissey by exercise of the Stock Options has a fair market value of at least Forty Dollars ($40) per share (allowing for splits, conversions and like events), then Mr. Morrissey shall repay the Housing Loan no more than ninety (90) days thereafter.

         6.2 Alternatively, if on October 1, 2001, shares of the Company's common stock are not publicly tradable, or if such stock is publicly tradable but the stock issuable to Mr. Morrissey by exercise of the Stock Options has a fair market value of less than Forty Dollars ($40), then the Housing Loan shall be forgiven by the Company. Such forgiveness shall be considered a Payment and the Company shall make Gross Up Payments to Mr. Morrissey with respect to the same.

     7.  Other Loans from the Company to Mr. Morrissey. The Company shall
         ---------------------------------------------
provide to Mr. Morrissey no later than November 1, 1999, a full recourse loan, in the principal amount of Nine Hundred Thousand Dollars ($900,000) at the lowest interest rate available to avoid the imposition of imputed income under the tax laws (the "1999 Loan"). Starting on November 1, 1999, the Company shall forgive the entire amount of the principal and interest of the 1999 Loan over a thirty-six (36) month period, with one thirty-sixth (1/36) of the aggregate principal of the 1999 Loan to be forgiven by the Company at the conclusion of each full month continuously worked by Mr. Morrissey as an officer of the Company since the Effective Date, along with the interest due on the 1999 Loan for such month. The Company shall provide to Mr. Morrissey no later than January 1, 2000, a full recourse loan, in the principal amount of One Million One Hundred Thousand Dollars ($1,100,000) at the lowest interest rate available to avoid the imposition of imputed income under the tax laws (the "2000 Loan"). Starting on January 1, 2000, the Company shall forgive the entire amount of the principal and interest of the 2000 Loan over a thirty-six (36) month period, with one thirty-sixth (1/36) of the aggregate principal of the 2000 Loan to be forgiven by the Company at the conclusion of each full month continuously worked by Mr. Morrissey as an officer of the Company since the Effective Date, along with the interest due on the 2000 Loan for such month (the 1999 Loan and the 2000 Loan sometimes referred to herein, collectively, as the "Loans").

     8.  Attorneys' Fees In Negotiating Agreement. The Company shall reimburse
         ----------------------------------------
Mr. Morrissey for all reasonable attorneys' fees he incurs in the review and negotiation of this Employment Agreement up to a maximum of $5,000.

     9.  Definitions:
         -----------

         9.1 "Change of Control" is defined as and shall be deemed to have occurred if:

             (a) Any of the following transactions occurs with respect to the Company, provided that with respect to the transactions described in clauses
(a), (b) and (c) below the shareholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding stock of the Company or its successor, or, in the case of a transaction described in clause (c) below, of the corporation or corporations to which the assets of the Company were transferred: (a) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (b) a merger or consolidation in which the Company is a party;
(c) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (d) a liquidation or dissolution of the Company; or

             (b) Within eighteen (18) months of the Effective Date: (a) the Company terminates Patti Hart's employment as CEO of the Company; or (b) Patti Hart resigns as CEO of the Company "involuntarily", which shall be defined as a resignation for any of the reasons cited below in Section 9.1(b), substituting the words "Patti Hart" for "Mr. Morrissey" in subsections (a) through (c) and the word "her" for the word "this" in subsection (d) and (e).

     For the purposes of Section 9.1(a), above, the Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company are related, and its determination shall be final, binding and conclusive.

         9.2 "Good Reason" is defined as and shall be deemed to exist if any of the following conditions occur:

             (a) Within one (1) year following a Change in Control, provided that such conditions persist for fifteen (15) business days after written notice to the Board from

Mr. Morrissey and failure of the Company to cure within that period: (a) the Company, its successor or assign decreases Mr. Morrissey's Base Salary; (b) the Company its successor or assign makes a material, adverse change in Mr. Morrissey's title, authority, responsibilities or duties, as measured against Mr. Morrissey's title, authority, responsibilities or duties immediately prior to such change; (c) the Company, its successor or assign requires the relocation of Mr. Morrissey's work place to a location outside the San Francisco Bay Area (i.e., outside Marin County, Contra Costa County, Alameda County, San Francisco County, San Mateo County or Santa Clara County); (d) the Company, its successor or assign materially breaches any provision of this Employment Agreement; or (e) the Company fails to obtain the assumption of this Employment Agreement by any successor or assign of the Company; or

             (b) Within one (1) year following a Change in Control described in
Section 9A(i) and within eighteen (18) months of the Effective Date, provided that such conditions persist for fifteen (15) business days after written notice to the Board from Mr. Morrissey and failure of the Company to cure within that period: (a) the Company terminates the employment of Patti Hart as CEO of the Company; or (b) Patti Hart resigns as CEO of the Company "involuntarily", defined as a resignation for any of the reasons described in Section 9B(i), substituting the words "Patti Hart" for "Mr. Morrissey" in subsections (a) through (c) and the word "her" for the word "this" in subsection (d) and (e).

         9.3 For "Cause" is defined as a termination of Mr. Morrissey based upon: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) conviction of a felony or any act involving moral turpitude; (iii) Mr. Morrissey's refusal to perform any reasonable, assigned duties after written notice from the Company of, and a reasonable opportunity to correct, such refusal; (iv) improper disclosure of the Company's confidential or proprietary information; (v) any act by Mr. Morrissey undertaken by Mr. Morrissey with the intent to materially harm the Company's reputation or business; or (vi) any material breach of this Employment Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

     10.  Benefits Upon Termination. Mr. Morrissey agrees that his employment
          -------------------------
may be terminated by the Company at any time, for any reason, with or without cause. In the event of the termination of Mr. Morrissey's employment by the Company for any of the reasons set forth below, he shall be entitled as his sole remedy and compensation for such event, to the following:

          10.1 Termination for Cause. If Mr. Morrissey's employment is
               ---------------------
terminated by the Company for Cause, Mr. Morrissey shall be entitled to no compensation or benefits from the Company other than those under Section 3 earned up to such termination and, in the case of stock options (or underlying shares), vested through the date of termination. The Loans shall be due and payable within ninety (90) days after such termination.

          10.2 Voluntary Resignation. In the event of Mr. Morrissey's voluntary
               ---------------------
resignation from employment with the Company, other than for Good Reason, Mr. Morrissey shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 above through the date of his resignation, or in the case of stock options (or underlying shares), vested through the date of resignation. The Loans shall be due and payable within ninety (90) days after such resignation.

          10.3  Death or Disability. In the event that Mr. Morrissey's
                -------------------
employment terminates as a result of his death or continued disability for ninety (90) days ("disability" being defined as the inability to perform the essential functions of Mr. Morrissey's position), Mr. Morrissey shall be entitled to the following as of the date of death or disability:

                (a) All accrued salary, benefits and vesting earned through such date;

                (b) All accrued bonuses earned through such date. If the date of death or disability is prior to January 1, 2000, the bonus set forth in
Section 3.4(b) shall be paid pro rata based on time employed with the Company prior to January 1, 2000. If the date of death or disability is prior to July 1, 2000, the bonus set forth in Section 3.4(c) shall be paid pro rata based on time employed with the Company prior to July 1, 2000. If the date of death or disability occurs prior to the date of any other bonus for which Mr. Morrissey may become eligible, then such bonus shall be payable pro rata based on the amount of the applicable bonus period worked by Mr. Morrissey prior to the date of death or disability.

                (c) Termination of any obligation Mr. Morrissey shall have to repay any portion of the Loans; and iv. Removal of any "cliff date" in calculating the number of Stock Options (or underlying shares) vested upon the date of death or disability.

          10.4  Termination Without Cause or Resignation for Good Reason. Except
                --------------------------------------------------------
as provided in Section 10E, below, if Mr. Morrissey's employment is terminated by the Company without Cause, or if Mr. Morrissey resigns as an employee of the Company for Good Reason, then such termination shall be deemed a "Termination Without Cause" and Mr. Morrissey shall be entitled, on such date, to all of the following:

                (a) All accrued salary, benefits and vesting earned through the date of termination or resignation;

                (b) All accrued bonuses earned through such date. If the date of termination or resignation is prior to January 1, 2000, the bonus set forth in
Section 3.4(b) shall be paid pro rata based on time employed with the Company prior to January 1, 2000. If the date of termination or resignation is prior to July 1, 2000, the bonus set forth in Section 3.4(c) shall be paid pro rata based on time employed with the Company prior to July 1, 2000. If the date of termination or resignation occurs prior to the date of any other bonus for which Mr. Morrissey may become eligible, then such bonus shall be payable pro rata based on the amount of the applicable bonus period worked by Mr. Morrissey prior to the date of termination or resignation;

                (c) Continued payment of Mr. Morrissey's salary at his Base Salary rate, less applicable withholding, for one (1) year following his termination or resignation ;

                (d) Continued payment of the Housing Loan for one (1) year after the date of termination or resignation;

                (e) Termination of any conditional obligation that Mr. Morrissey may have to repay any part of the Housing Loan he has received or will receive based on Section 10.4(d), above, and any related Gross Up Payments;

                (f) Termination of any obligation Mr. Morrissey shall have to repay any portion of the Loans;

                (g) Removal of any "cliff date" in calculating the number of Stock Options or underlying shares vested upon such date; and

                (h) An additional six (6) months vesting in the Stock Options (or underlying shares), or any other options (or underlying shares) granted to Mr. Morrissey by the Board, as if Mr. Morrissey continued to vest in the options for an additional six months.


          10.5  Resignation or Termination following Certain Events: If: (i)
                --------------------------------------------------
prior to October 1, 2000, any of the events listed in Section 9.1(a) occur; and
(ii) within eighteen (18) months following such event, Mr. Morrissey resigns for any of the reasons listed in Sections 9.2(a)(a) through 9.2(i)(e) or Mr. Morrissey is terminated by the Company without Cause, he 8 9 shall be entitled to all of the benefits listed in Sections 104(a) through 10.4(g) and, in lieu of the benefits provided in Section 10.4(h), to the greater of: (a) the percentage of vesting in the Stock Options (or underlying shares), or any other options (or underlying shares) granted to him, that would result from Section 10D(viii); or
(b) fifty percent (50%) vesting in such options (or underlying shares). By way of example, under the foregoing and assuming the Stock Options are granted on October 1, 1999, if any such termination or resignation were to occur on November 1, 2000, the Stock Options and/or underlying shares would be deemed to be fifty percent (50%) vested, and if any such termination or resignation were to occur on September 1, 2001, the Stock Options and/or underlying shares would be deemed to be 29/48 vested.

     11.  Acceleration Upon Non-Assumption of Options. In the event of a Change
          -------------------------------------------
of Control described in Section 9.1(a), the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under the Stock Options and any other options granted to Mr. Morrissey to the extent such options are then outstanding and unexercised (the "Outstanding Options") or substitute for the Outstanding Options substantially equivalent options for the Acquiring Corporation's stock. If the Acquiring Corporation fails to assume the Company's rights and obligations under the Outstanding Options or to substitute for the Outstanding Options in connection with the Change of Control, and provided that Mr. Morrissey's employment with the Company has not terminated prior to such Change of Control, then, with respect to each Outstanding Option which has not been assumed or substituted for, either (a) Mr. Morrissey shall be credited with an additional six (6) months of employment for vesting purposes under such Outstanding Option or (b) such Outstanding Option shall be deemed to be fifty percent (50%) vested, whichever of (a) or (b) provides the greater benefit to Mr. Morrissey. Any such acceleration of vesting shall be effective immediately prior to the consummation of the Change of Control.

     12.  Employee Inventions and Proprietary Rights Assignment Agreement. Mr.
          ---------------------------------------------------------------
Morrissey agrees to abide by the terms and conditions of the Company's standard Employee Inventions and Proprietary Rights Assignment Agreement.

     13.  Non-Solicitation. Mr. Morrissey agrees that for a period of one year
          ----------------
after the date of the termination of his employment for any reason, he shall not, either directly or indirectly:

(i) solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity; or (ii) solicit or otherwise encourage any customer, supplier or other business contact of the Company to withdraw, curtail or cancel their business with the Company.

     14. Indemnification. The Company agrees to make Mr. Morrissey a party to
         ---------------
its standard form of indemnification agreement as may be signed by the Company's other officers and directors from time to time.


     15.  Dispute Resolution. In the event of any dispute or claim relating to
          ------------------
or arising out of this Employment Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Mr. Morrissey and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). MR. MORRISSEY ACKNOWLEDGES THAT BY ACCEPTING THIS ARBITRATION PROVISION HE IS WAIVING ANY RIGHT TO A JURY TRIAL IN THE EVENT OF SUCH DISPUTE. This arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.


     16.  Attorneys' Fees. The prevailing party shall be entitled to recover
          ---------------
from the losing party its attorneys' fees and costs incurred in any action brought to enforce any right arising out of this Employment Agreement.

     17.  Interpretation. Mr. Morrissey and the Company agree that this
          --------------
Employment Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

     18.  Successors and Assigns. This Employment Agreement shall inure to the
          ----------------------
benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Employment Agreement by Mr. Morrissey, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Employment Agreement, except as otherwise noted herein.

     19.  Entire Agreement. This Employment Agreement constitutes the entire
          ----------------
employment agreement between Mr. Morrissey and the Company regarding the terms and conditions of his employment with the Company, with the exception of the Stock Option Agreement described in Section 4. To the extent that there is any inconsistency between this Employment Agreement and any other agreement between Mr. Morrissey and the Company, the terms of this Employment Agreement will govern. This Employment Agreement supersedes all prior negotiations, representations or agreements between Mr. Morrissey and the Company, whether written or oral, concerning Mr. Morrissey's employment by the Company.

     20.  Validity. If any one or more of the provisions (or any part thereof)
          --------
of this Employment Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

     21.  Modification. This Employment Agreement may only be modified or
          ------------
amended by a supplemental written agreement signed by Mr. Morrissey and the Company.

     22.  Counterparts. This Employment Agreement may be executed in any number
          ------------
of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. 23. Conflicts: In the event of a conflict between a provision of this Employment Agreement and a provision of the Standard Agreements, the Option Plan, or the Employee Inventions and Proprietary Rights Agreement, this Employment Agreement shall control. The parties shall take all actions reasonably necessary to assure the realization of the rights and the fulfillment of the obligations set forth in this Employment Agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year written below.

Date:__________________                         TELOCITY INC.


                                                By: /s/  Matt Stepovich
                                                   ------------------------
                                                   MATT STEPOVICH
                                                   Its:  VP Legal Affairs



Date: September 21, 1999                            /s/  Jim Morrissey
      __________________                           ------------------------
                                                   JIM MORRISSEY

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